FORM OF AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (“Plan”) is entered into as of             , 2016, by and between GAI AURORA OPPORTUNITIES FUND, LLC, a Delaware limited liability company (“Target”), and GAI CORBIN MULTI-STRATEGY FUND, LLC, a Delaware limited liability company (“Acquiring Fund;” each of Target and Acquiring Fund being sometimes referred to herein as a “Fund”), GAI Aurora Special Onshore Asset Holdings, Inc., a Delaware corporation (the “Acquired Subsidiary”), and GAI Special Asset Holdings, Inc., a Delaware corporation (the “Acquiring Subsidiary” and, together with the Acquired Subsidiary, the “Subsidiaries”).

Each Fund is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified closed-end management investment company.  Each Fund is classified for federal tax purposes as an association taxable as a corporation, and neither has ever elected otherwise.

The Funds wish to effect a reorganization described in section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intend this Plan to be, and adopts it as, a “plan of reorganization” (within the meaning of the regulations under section 368(a) (“Regulations”)).  The reorganization will consist of (1) the transfer of Target’s assets to Acquiring Fund in exchange solely for shares in Acquiring Fund and Acquiring Fund’s assumption of Target’s liabilities, (2) the distribution of those shares pro rata to Target’s Members in exchange for their shares in Target and in liquidation thereof, and (3) Target’s termination, all on the terms and conditions set forth herein (collectively, “Reorganization”).  As soon as reasonably practicable thereafter, the Acquired Subsidiary will merge or otherwise combine with the Acquiring Subsidiary in a transaction also intended to qualify as a reorganization under section 368(a)(1) of the Code, and the Subsidiaries intend this Plan to be a plan of reorganization within the meaning of the Regulations.

Each Fund’s Board of Managers and each Subsidiary’s Board of Directors (each, a “Board”), including a majority of its members who are not “interested persons” (as that term is defined in the 1940 Act) thereof, as applicable (1) has duly adopted this Plan, duly approved the transactions contemplated hereby, and duly authorized each party’s performance and consummation of the Reorganization and (2) with respect to each Fund,  has determined that participation in the Reorganization is in the best interests of each Fund and that the interests of the existing Members thereof will not be diluted as a result of the Reorganization.

Target has two issued and outstanding classes of shares, Class A Shares and Class I Shares (“Target A Shares” and Target I Shares”, respectively, and together, “Target Shares”).  Acquiring Fund also has two issued and outstanding classes of shares, Class A Shares and Class I Shares (“Acquiring Fund A Shares” and “Acquiring Fund I Shares”, respectively, and together, “Acquiring Fund Shares”).  The rights, powers, privileges, and obligations of the Funds’ similarly designated share classes are substantially similar.

NOW, THEREFORE, in order to consummate said Plan and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.              PLAN OF REORGANIZATION

1.1            Subject to the terms and conditions set forth herein, Target shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to Acquiring Fund.  In exchange therefor, Acquiring Fund shall –

  (a)              issue and deliver to Target the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the third decimal place) (1)  Acquiring Fund A Shares determined by dividing Target’s net value (computed as set forth in paragraph 2.1) (“Target Value”) attributable to the Target A Shares by the net asset value (computed as set forth in paragraph 2.2) (“NAV”) of an Acquiring Fund A Share, and (2) Acquiring Fund I Shares determined by dividing the Target Value attributable to the Target I Shares by the NAV of an Acquiring Fund I Share; and

  (b)             assume all of Target’s liabilities described in paragraph 1.3 (“Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2            The Assets shall consist of all assets and property ‑‑ including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, and deferred and prepaid expenses shown as assets on Target’s books ‑‑ Target owns at the Valuation Time (as defined in paragraph 2.1).

1.3            The Liabilities shall consist of all of Target’s liabilities, debts, obligations, and duties of whatever kind or nature existing at the Valuation Time, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, and whether or not specifically referred to in this Plan.  Notwithstanding the foregoing, Target will endeavor to discharge all its known liabilities, debts, obligations, and duties before the Effective Time (as defined in paragraph 3.1).

1.4             If the dividends and/or other distributions Target has paid through the Effective Time for its current taxable year do not equal or exceed the sum of its (a) “investment company taxable income” (within the meaning of section 852(b)(2)), computed without regard to any deduction for dividends paid, plus (b) “net capital gain” (as defined in section 1222(11)), after reduction by any capital loss carryovers, for that year through that time, then at or as soon as practicable before that time, Target shall declare and pay to its Members of record one or more dividends and/or other distributions so that it will have distributed substantially all of that income and gain for all tax periods ending at or before the Effective Time, and treating its current taxable year as ending at that time, such that Target will have no tax liability under section 852 for the current and any prior tax periods.

1.5            At the Effective Time (or as soon thereafter as is reasonably practicable), Target shall distribute the Acquiring Fund Shares it receives pursuant to paragraph 1.1(a) to the Target’s

Members of record at the Effective Time (each, a “Member”), in proportion to their Target Shares then held of record and in constructive exchange therefor, and will completely liquidate.  That distribution shall be accomplished by the Acquiring Fund’s transfer agent’s opening accounts on Acquiring Fund’s Member records in the names of the Members (except Members in whose names accounts thereon already exist) and crediting each Member’s newly opened or existing account with the respective pro rata number of full and fractional Acquiring Fund Shares due that Member, by class (i.e., the account for each Member that holds Target A Shares shall be credited with the respective pro rata number of Acquiring Fund A Shares due that Member, and the account for each Member that holds Target I Shares shall be credited with the respective pro rata number of Acquiring Fund I Shares due that Member).  The aggregate NAV of Acquiring Fund Shares to be so credited to each Member’s account shall equal the aggregate NAV of the Target Shares that Member owned at the Effective Time.  All issued and outstanding Target Shares, including any represented by certificates, shall simultaneously be canceled on Target’s Member records.  Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares issued in connection with the Reorganization.

1.6            As soon as reasonably practicable after distribution of the Acquiring Fund Shares pursuant to paragraph 1.5, but in all events within six months after the Effective Time, Target shall be terminated and any further actions shall be taken in connection therewith as required by applicable law.

1.7            Any reporting responsibility of Target to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

2.              VALUATION

2.1            For purposes of paragraph 1.1(a), Target’s net value shall be (a) the value of the Assets computed immediately after the close of regular trading on the New York Stock Exchange (“NYSE”), and Target’s declaration of dividends and/or other distributions, if any, on the date of the Closing (“Valuation Time”), using the valuation procedures set forth in the Target’s then-current Confidential Private Placement Memorandum (“PPM”) and valuation procedures established by the Board, less (b) the amount of the Liabilities at the Valuation Time.

2.2            For purposes of paragraph 1.1(a), the NAV per Acquiring Fund Share shall be computed at the Valuation Time, using the valuation procedures referred to in paragraph 2.1.

2.3            All computations pursuant to paragraphs 2.1 and 2.2 shall be made by The Bank of New York Mellon, in its capacity as the Target’s administrator.

3.              CLOSING AND EFFECTIVE TIME

3.1            Unless the Funds determine otherwise, the Reorganization, together with related acts necessary to consummate it (“Closing”), shall occur at the Acquiring Fund’s offices on or about September 30, 2016 or as soon thereafter as practicable after all regulatory approvals have been obtained, and all acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business (4:00 p.m., Eastern Time) on the date thereof (“Effective Time”).  If at or immediately before the Valuation Time (a) the NYSE or another primary trading market for portfolio securities of either Fund (each, an “Exchange”) is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the Board’s judgment, accurate appraisal of the value of either Fund’s net assets and/or the NAV per Acquiring Fund Share is impracticable, the date of the Closing (and, therefore, the Valuation Time and the Effective Time) shall be postponed until the first business day after the day when that trading has been fully resumed and that reporting has been restored.

3.2            The Target shall direct the custodian of the Target’s assets to deliver at the Closing a certificate of an authorized officer (“Certificate”) stating and verifying that (a) the Assets it holds will be transferred to Acquiring Fund at the Effective Time, (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made, and (c) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by Target to Acquiring Fund, as reflected on Acquiring Fund’s books immediately after the Closing, does or will conform to that information on Target’s books immediately before the Closing.

3.3            The Target shall direct its transfer agent to deliver at the Closing (a) a Certificate (1) verifying that Target’s Member records contain each Member’s name and address and the number of full and fractional outstanding Target Shares the Member owns at the Effective Time and (2) as to the opening of accounts in the names of the Members (except Members in whose names accounts thereon already exist) on Acquiring Fund’s Member records and (b) a confirmation, or other evidence satisfactory to the Target, that the Acquiring Fund Shares to be credited to Target at the Effective Time have been credited to Target’s account on those records.

4.             CONDITIONS PRECEDENT

4.1            The Acquiring Fund’s obligation to implement this Plan shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

  (a)            At the Effective Time, the Target will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or are restricted to resale by their terms); and on delivery and payment for the Assets, the Acquiring Fund will acquire good and marketable title thereto;

(b)            The Target’s current PPM conforms in all material respects to the applicable requirements of the 1940 Act and the rules and regulations thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(c)            Target is not in material violation of, and the Target’s adoption and performance of this Plan and consummation of the Reorganization will not conflict with or materially violate, Delaware law or any provision of Target’s LLC Agreement or By-Laws or of any agreement, indenture, instrument, contract, lease, or other undertaking (each, a “Target Undertaking”) to which the Target is a party or by which it is bound, nor will that adoption, performance, or consummation result in the acceleration of any obligation, or the imposition of any penalty, under any Target Undertaking, judgment, decree, order, or award to which the Target is a party or by which it is bound;

(d)            All material contracts and other commitments of or applicable to Target (other than this Plan and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate, or provision for discharge of any liabilities of Target thereunder will be made, at or before the Effective Time, without either Fund’s incurring any material liability or penalty with respect thereto and without diminishing or releasing any rights the Target may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(e)            No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Target’s knowledge, threatened against the Target or any of its properties or assets that, if adversely determined, would materially and adversely affect Target’s financial condition or the conduct of its business; and the Target knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any judgment, decree, order, or award of any court, governmental body, or arbitrator that materially and adversely affects Target’s business or its ability to consummate the transactions contemplated hereby;

(f)            Target’s Consolidated Statement of Assets and Liabilities, Consolidated Portfolio of Investments, Consolidated Statement of Operations, and Consolidated Statement of Changes in Net Assets (each, a “Statement”) at and for the fiscal year ended March 31, 2016), are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); and those Statements present fairly, in all material respects, Target’s financial condition at March 31, 2016, in accordance with GAAP and the results of its operations and changes in its net assets for the periods then ended, and there are no known contingent liabilities of Target required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at such date that are not disclosed therein;

(g)            Since March 31, 2016, there has not been any material adverse change in Target’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Target of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per Target Share due to declines in market values of securities Target holds, the discharge of Target’s liabilities, or the repurchase of Target Shares from its Members shall not constitute a material adverse change;

(h)            All issued and outstanding Target Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Target and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable requirements of the 1933 Act and state securities laws; all issued and outstanding Target Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Target’s Member records (as provided in the Certificate to be delivered pursuant to paragraph 3.3(a)(1)); and Target does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Target Shares, nor are there outstanding any securities convertible into any Target Shares;

(i)            All federal, state, and local tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of Target required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns have been paid or provision has been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of the Target’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Target is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and repurchases of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

(j)            Target is an “investment company” (as defined in section 368(a)(2)(F)(iii)) and a “fund” (as defined in section 851(g)(2)); for each taxable year of its operation (including the taxable year that will end at the Effective Time), Target has met (or for that year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; and Target has no earnings and profits accumulated in any taxable year in which it was classified as a corporation for federal income tax purposes and the provisions of Subchapter M did not apply to it;

(k)            Target is in the same line of business that Acquiring Fund is in, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; from the time the Board approved the transactions contemplated hereby (“Approval Time”) through the Effective Time, Target has invested and will invest its assets in a manner that ensures its compliance with the foregoing and paragraph 4.1(j); from the time it commenced operations through the Effective Time, Target has conducted and will conduct its “historic business” (within the meaning of that section) without any changes made for purposes of satisfying such section; and the Target believes, based on its review of each Fund’s investment portfolio, that, as of the Approval Time and prior to Target’s disposition of any assets in anticipation of the Reorganization, most of Target’s assets are consistent with Acquiring Fund’s investment objective and policies;

(l)              At the Effective Time, (1) at least 33.33% of Target’s portfolio assets will meet Acquiring Fund’s investment objective, strategies, policies, risks, and restrictions (collectively, “Investment Criteria”), (2) Target will not have altered its portfolio in connection with the Reorganization to meet that 33.33% threshold, and (3) Target will not have modified any of its Investment Criteria as part of the plan of reorganization;

(m)            Target incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

(n)            Target is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(o)            During the five-year period ending at the Effective Time, neither Target nor any person “related” (within the meaning of section 1.368-1(e)(4) of the Regulations (“Related”), without regard to section 1.368-1(e)(4)(i)(A) thereof) to it will have (1) acquired Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except for shares repurchased in the ordinary course of Target’s business or (2) made distributions with respect to Target Shares except for (i) normal, regular dividend distributions made pursuant to Target’s historic dividend-paying practice and (ii) other dividends and other distributions declared and paid to ensure Target’s continuing qualification as a RIC and to avoid the imposition of fund-level tax; and

(p)            Target will distribute all the Acquiring Fund Shares it receives in the Reorganization to the Members in complete liquidation in proportion to the number of Target Shares each Member owns.

4.2           The Target’s obligation to implement this Plan shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

(a)            No consideration other than Acquiring Fund Shares (and Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(b)            The Acquiring Fund’s current PPM conforms in all material respects to the applicable requirements of the 1940 Act and the rules and regulations thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(c)            Acquiring Fund is not in material violation of, and the Acquiring Fund’s adoption and performance of this Plan and consummation of the Reorganization will not conflict with or materially violate, Delaware law or any provision of the Acquiring Fund’s LLC Agreement or By-Laws or of any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Acquiring Fund Undertaking”) to which the Acquiring Fund is a party or by which it is bound, nor will that adoption, performance, or consummation result in the acceleration of any obligation, or the imposition of any penalty, under any Acquiring Fund Undertaking, judgment, decree, order, or award to which the Acquiring Fund is a party or by which it is bound;

(d)            No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Acquiring Fund’s knowledge, threatened against the Acquiring Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect Acquiring Fund’s financial condition or the conduct of its business; and the Acquiring Fund knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any judgment, decree, order, or award of any court, governmental body, or arbitrator that materially and adversely affects Acquiring Fund’s business or its ability to consummate the transactions contemplated hereby;

(e)            Acquiring Fund’s Statements at and for the fiscal year ended March 31, 2016, are in accordance with GAAP; and those Statements present fairly, in all material respects, Acquiring Fund’s financial condition at March 31, 2016, in accordance with GAAP and the results of its operations and changes in its net assets for the periods then ended, and there are no known contingent liabilities of Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at such date that are not disclosed therein;

(f)            Since March 31, 2016, there has not been any material adverse change in Acquiring Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Acquiring Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per Acquiring Fund Share due to declines in market values of securities Acquiring Fund holds, the discharge of Acquiring Fund’s liabilities, or the repurchase of Acquiring Fund Shares from its Members shall not constitute a material adverse change;

(g)            All issued and outstanding Acquiring Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Acquiring Fund and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable requirements of the 1933 Act and state securities laws; and Acquiring Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, nor are there outstanding any securities convertible into any Acquiring Fund Shares;

(h)            All Returns of Acquiring Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns have been paid or provision has been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of the Acquiring Fund’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Acquiring Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and repurchases of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

(i)            Acquiring Fund is an “investment company” (as defined in section 368(a)(2)(F)(iii)) and a “fund” (as defined in section 851(g)(2)); for each taxable year of its operation (including the taxable year that includes the Effective Time), Acquiring Fund has met (or for that year will meet) the requirements of Subchapter M for qualification as a RIC and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; Acquiring Fund intends to continue after the Reorganization to meet all those requirements and to be eligible to and to so compute its federal income tax; and Acquiring Fund has no earnings and profits accumulated in any taxable year in which it was classified as a corporation for federal income tax purposes and the provisions of Subchapter M did not apply to it;

(j)            Acquiring Fund is in the same line of business that Target was in preceding the Reorganization, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; following the Reorganization, Acquiring Fund will continue, and has no plan or intention to change, that line of business; prior to any disposition of Target’s assets in anticipation of the Reorganization, at least 33.33% of Target’s assets meet Acquiring Fund’s investment criteria; and at the Effective Time Acquiring Fund will have no plan or intention to change any of its Investment Criteria after the Reorganization;

(k)            Following the Reorganization, Acquiring Fund will continue Target’s “historic business” (within the meaning of section 1.368-1(d)(2) of the Regulations);

(l)            Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a non-diversified closed-end investment company; nor will Acquiring Fund or any person Related to it have any plan or intention at the Effective Time to acquire or redeem ‑‑ either directly or through any transaction, agreement, or arrangement with any other person ‑‑ any Acquiring Fund Shares issued in the Reorganization other than repurchases that Acquiring Fund will make as a non-diversified closed-end investment company;

(m)          Before or pursuant to the Reorganization, neither Acquiring Fund nor any person Related to it will have acquired Target Shares, directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares;

(n)           There is no plan or intention for Acquiring Fund to be dissolved or merged into another statutory or business trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(o)            Acquiring Fund does not own, nor has it owned during the five years preceding the Effective Time, directly or indirectly, any Target Shares;

(p)            The Acquiring Fund Shares to be issued and delivered to Target hereunder will have been duly authorized and issuable in compliance with the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) at the Effective Time and, when so issued and delivered, will be duly and validly issued and outstanding Acquiring Fund Shares, fully paid and non-assessable by the Acquiring Fund; and

(q)             If the Reorganization is consummated, Acquiring Fund will treat each Member that receives Acquiring Fund Shares in connection with the Reorganization as having made a minimum initial purchase of those shares for the purpose of making additional investments therein, regardless of the value of the shares so received.

4.3           Each Fund’s obligation to implement this Plan shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

(a)            No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, or the 1940 Act or state securities laws for either Fund’s adoption and performance of this Plan, except for consents, approvals, authorizations, and filings that have been made or received or may be required subsequent to the Effective Time;

(b)            The fair market value of the Acquiring Fund Shares each Member receives will be equal to the fair market value of its Target Shares it actually or constructively surrenders in exchange therefor;

(c)            The Target’s management (1) is unaware of any plan or intention of Members to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person Related to either Fund, other than pursuant to any regularly scheduled tender offer process conducted in accordance with Target’s customary practice or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person Related to Acquiring Fund, (2) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target, (3) expects that the percentage of Member interests, if any, that will be disposed of as a result, or at the time, of the Reorganization will, other than pursuant to the tender offer process, be de minimis, and (4) does not anticipate that there will be extraordinary dispositions of Acquiring Fund Shares immediately following the Reorganization;

(d)            To the best of the Target’s management’s knowledge, there is no plan or intention by its Members to redeem, sell, exchange, or otherwise dispose of a number of Target Shares (or Acquiring Fund Shares to be received in the Reorganization), in connection with the Reorganization, other than pursuant to any regularly scheduled tender offer process conducted in accordance with Target’s customary practice, that would reduce their ownership of the Target Shares (or the equivalent Acquiring Fund

Shares) to a number of shares that was less than 50% of the number of the Target Shares at that date;

(e)            Target’s Members will pay their own expenses (such as fees of personal investment or tax advisers for advice concerning the Reorganization), if any, incurred in connection with the Reorganization;

(f)             The fair market value and “adjusted basis” (within the meaning of section 1011) of the Assets will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

(g)            At the Effective Time, there will be no intercompany indebtedness existing between the Funds that was issued, acquired, or settled at a discount;

(h)            Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization; for the purposes of the foregoing, any amounts Target uses to pay its Reorganization expenses and to make repurchases and distributions immediately before the Reorganization (except (1) repurchases in the ordinary course in accordance with Target’s customary tender offer practices and (2) dividends and other distributions declared and paid to ensure Target’s continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets it held immediately before the Reorganization;

(i)               Immediately after the Reorganization, Acquiring Fund’s Members will be in “control” (within the meaning of section 368(a)(2)(H)(i), i.e., as defined in section 304(c)(1)) of Acquiring Fund;

(j)              None of the compensation received by or to be paid to any Member who or that is a trustee of the Target or an employee of or service provider to Target will be separate consideration for, or allocable to, any of that Member’s Target Shares; none of the Acquiring Fund Shares any such Member receives in the Reorganization will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Member will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(k)             No expenses incurred by Target or on its behalf in connection with the Reorganization will be paid or assumed by Acquiring Fund, the Adviser, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Fund Shares will be transferred to Target or any of its Members with the intention that that cash or property be used to pay any expenses (even Reorganization Expenses) thereof;

(l)              The Funds’ principal reasons for participating in the Reorganization are bona fide business purposes not related to taxes;

(m)            All necessary filings have been made with the Commission and state securities authorities, and no order or directive has been received that any other or further action is required to permit the Funds to carry out the transactions contemplated hereby; the Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and all consents, approvals, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) the Funds deem necessary to permit consummation, in all material respects, of the transactions contemplated hereby have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Fund’s assets or properties;

(n)            At the Effective Time, no action, suit, or other proceeding will be pending before any court, governmental agency, or arbitrator in which it is sought to enjoin the enforcement of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;

(o)            There will be no dissenters to the Reorganization under the applicable provisions of Delaware law, and Acquiring Fund will not pay cash in lieu of fractional Acquiring Fund Shares in connection with the Reorganization; and

(p)            The Funds have received an opinion of K&L Gates LLP (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”).  In rendering the Tax Opinion, Counsel may assume satisfaction of all the conditions set forth in this paragraph 4, may treat them as representations and warranties the Funds made to Counsel that shall survive the Closing, and may rely as to factual matters, exclusively and without independent verification, on those representations and warranties and, if Counsel requests, on representations and warranties made in a separate letter addressed to Counsel (collectively, “Representations”).  The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on the Representations’ being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Plan (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved), for federal income tax purposes:

(1)            Target’s transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Members actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2)            Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Members in exchange for their Target Shares;

(3)            Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4)            Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)            A Member will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6)            A Member’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Member holds them as capital assets at the Effective Time.

Notwithstanding subparagraphs (2) and (4), the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Member with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

The Funds may, by agreement, waive the conditions set forth in clauses (c), (d), (h), and (p), above.

5.            EXPENSES

All fees payable to governmental authorities for the registration or qualification of the Acquiring Fund Shares distributable hereunder and all transfer agency costs related to the registration of the Acquiring Fund Shares on the books of Acquiring Fund, establishing accounts in the names of Members and allocating shares to those accounts shall be paid by Acquiring Fund.  The costs of the Reorganization will be borne by the respective Funds. All legal, advisory and administrative costs associated with the preparation and the execution of this Reorganization will be borne by the Funds.  Notwithstanding the foregoing, an expense shall be paid by the Fund directly incurring it if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

6.             TERMINATION

Either Board may terminate this Plan and abandon the transactions contemplated hereby at any time before the Effective Time, if circumstances develop that, in its opinion, make proceeding with the Reorganization inadvisable for either Fund.  Either Subsidiary may also terminate the Plan as it applies to the Subsidiaries and abandon the transactions applicable to the Subsidiaries contemplated hereby at any time before such transactions are consummated, if circumstances develop that, in its opinion, make proceeding inadvisable for either Subsidiary.

7.             AMENDMENTS

The Boards may amend, modify, or supplement this Plan at any time in any manner.

8.              MISCELLANEOUS

8.1            This Plan shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

8.2            Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than the Funds and their respective successors and assigns any rights or remedies under or by reason of this Plan.

8.3            Notice is hereby given that this instrument is adopted on behalf of the Funds’ Managers solely in their capacities as Managers, and not individually, and that either Fund’s obligations under this instrument are not binding on or enforceable against any of its Managers, officers or Members of the Fund but are only binding on and enforceable against the respective Funds’ property.  A Fund, in asserting any rights or claims under this Plan, shall look only to the other Fund’s property in settlement of those rights or claims and not to the property of any other Fund or the other Fund’s to those Managers, officers, or Members.

8.4            Any term or provision of this Plan that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any term or provision hereof in any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first written above.

GAI AURORA OPPORTUNITIES FUND, LLC

By:
Name:
Title:

GAI CORBIN MULTI-STRATEGY FUND, LLC

By:
Name:
Title:
GAI AURORA SPECIAL ONSHORE ASSET HOLDINGS, INC.

By:
Name:
Title:
GAI SPECIAL ASSET HOLDINGS, INC.

By:
Name:
Title: